Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Adam Weiner / Joel Steinhaus

Kekst and Company

212-521-4800

NASDAQ Stock Market To Delist U.S. Energy Systems, Inc. Shares

- Company Continues to Focus on Restructuring -

NEW YORK CITY, October 17, 2007 – U.S. Energy Systems, Inc. (NASDAQ: USEY), a “clean and green” energy company, today announced that The NASDAQ Stock Market will delist the Company’s shares of common stock and suspend trading in the shares effective with the opening of trading on Thursday, October 18, 2007. The Company has been advised that its shares are eligible for quotation on the Pink Sheets Electronic Quotation Service. As a result, the Company expects that an over-the-counter market for its common stock will develop through quotation on the Pink Sheets. Information regarding the Pink Sheets Electronic Quotation Service (“Pink Sheets”) is available at http://www.pinksheets.com.

USEY Chief Executive Officer, Joseph P. Reynolds, said, “The Company is now focused on effectively meeting the financial challenges of restructuring. While we’re disappointed in this development, we expect to relist on a major U.S. stock exchange when we’ve completed the restructuring process which is now underway.”

Mr. Reynolds added, “This development is particularly disappointing because our inability to file our Forms 10-Q with the SEC to remain in compliance with NASDAQ’s listing requirements is due to circumstances outside of our control. We are confident that the preliminary financial results we disclosed last week for the first two quarters of 2007 in a Form 8-K report are substantially accurate portraits of the Company’s results of operations and financial condition through the first six months of the year.”

USEY stated that it cannot file its Form 10-Qs for the first and second quarters of 2007 with the SEC in compliance with NASDAQ listing requirements until the Company has resolved the comments recently received from the SEC Division of Corporation Finance with respect to its 2006 Form 10-K annual report. The Company believes that the process of resolving the comments with the SEC staff will not be completed for several weeks.

As previously announced, the Company failed to file its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2007 and June 30, 2007 by the deadlines of September 21 and 28, 2007 as required by the terms of a decision by the NASDAQ Listing Qualifications Panel (NASDAQ Panel). On October 9, 2007 the Company disclosed its preliminary summary financial results for the first two quarters of 2007 in a Form 8-K report. The NASDAQ Stock Market notified USEY that the NASDAQ Panel lacked the discretion under the NASDAQ’s rules to grant a further extension of time beyond October 15, 2007 for the Company to file its Form 10-Q for the first quarter of 2007 and the NASDAQ Listing and Hearing Review Council declined to issue a stay of the NASDAQ Panel’s determination to delist the Company’s shares in accordance with NASDAQ’s rules.

Investors are urged to review the entire preliminary summary financial results, which are available as a Current Report filing on Form 8-K through the SEC’s website at http://www.sec.gov or at http://www.useyinc.com.

About U.S. Energy Systems, Inc.

U.S. Energy Systems, Inc. is an owner of green power and clean energy and resources. USEY owns and operates energy projects in the United States and United Kingdom that generate electricity, thermal energy and gas production.

Certain matters discussed in this press release are forward-looking statements, and certain important factors may affect the Company’s actual results and could cause actual results to differ materially from any forward-looking statements made in this release, or which are otherwise made by or on behalf of the Company. Such factors include, but are not limited to: the Company’s ability to raise needed funds through equity issuances or refinancings; access to needed financing or refinancing on acceptable terms; the continued cooperation and forbearance of the Company’s lenders; the Company’s ability to continue as a going concern; the Company’s ability to fund and complete ongoing projects, including the expansion of the Company’s UK assets, in a timely manner; the final results of the updated reserve reports and 3D seismic study of the Company’s gas reserves structures; the Company’s ability to develop a commercially viable revised business plan for the UK assets and the business as a whole; failure to realize the estimated savings or operating results of acquisitions, and other risks associated with acquisitions generally, including risks relating to managing and integrating acquired businesses; changes in market conditions and the impact of market conditions on the Company’s capital expenditures; the impact of competition; changes in local or regional economic conditions, and the amount and rate of growth in expenses; changes in UK or U.S. federal or state laws and their interpretation with respect to regulation, energy policy and other business issues; and the ability to comply with environmental laws and regulations and to obtain necessary permits; and other risks detailed from time to time in USEY’s Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the year ended December 31, 2006 and its Current Reports on Form 8-K dated June 25, 2007, August 31, 2007, October 1, 2007, and October 9, 2007. The Company does not undertake to update any of the information set forth in this press release.

Additional information is available on the Company’s website at: http://www.useyinc.com.

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